Exhibit 1.5

AvMed Health Plans Selects Pivotal Healthcare Insurance Product Suite

Leading not-for-profit health plan to manage the complete sales cycle including new business, renewals and member relationships with Pivotal product suite

FOR IMMEDIATE RELEASE

Vancouver, BC — February 17, 2005 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced that AvMed Health Plan, Florida’s largest not-for-profit health plan, has selected Pivotal Healthcare Insurance to help manage the complete sales cycle, streamline administrative processes, and increase member satisfaction.

Headquartered in Florida, AvMed Health Plans has more than 30 years of experience serving Florida communities in all major metropolitan areas of the state. Through an extensive broker network, AvMed offers health care coverage on a fully insured and self-funded basis for large and small employer groups in Florida. Additionally, AvMed offers health care products to Medicare Beneficiaries in South Florida. With rising administrative costs and increased member and broker expectations for administrative service delivery, the company recognized the opportunity to automate many of the resource-consuming aspects of the sales process and improve member acquisition, retention, market share and member satisfaction. To do this, AvMed required an easy-to-use, highly flexible system designed specifically to support the full sales and renewal cycle of health care benefits providers. After a review of available solutions, the company selected Pivotal’s complete Healthcare Insurance product suite.

“As a not-for-profit health improvement company, we are always seeking ways to deliver unmatched service to our members while keeping administrative costs as low as possible,” said John Higbee, CIO, AvMed Health Plans. “With Pivotal, we are able to address the expanding needs of our brokers and members without increasing demands on our resources. No other system offered us the full range of industry-specific functionality we required to support our complete sales cycle.”

The Pivotal Healthcare Insurance product line will help AvMed streamline many common administrative processes — allowing the company to reduce administrative costs and application and renewal errors while improving the experience it provides its members. The Pivotal Healthcare Insurance Front Office product provides a comprehensive view of the company’s entire book of business including opportunity management, broker databases, instant proposal and contract generation and competitive plan information. Using this system integrated with the company’s rating engine, AvMed will be able to automatically manage new business, track renewals, make off-cycle benefit changes and other group maintenance activities while following company-wide sales and service best practices. The Pivotal Healthcare eBroker product extends the benefits of the system out to the company’s growing team of brokers — enhancing broker effectiveness, improving collaboration, and increasing profits. With this product, brokers can quickly configure quotes, produce accurate, personalized proposals, and manage their book of business.

Pivotal Healthcare eEnrollment addresses AvMed’s growing requirement to reduce the time and effort needed to quickly and accurately enroll members by giving them the capability to enroll members online — rather than through the use of paper forms. With this online enrollment system, AvMed’s group administrators, brokers and members are guided through a step-by-step process —

collecting pertinent information that is automatically printed on existing Florida state-filed forms for signing. This helps to enhance the enrollment experience while dramatically reducing costs associated with incomplete information.

According to Divesh Sisodraker, president and CEO, Pivotal, “Healthcare insurance organizations are facing heightened pressures to deliver a higher standard of service and provide affordable, consumer-focused products. The Pivotal Healthcare Insurance product line has been designed to help companies like AvMed maximize business efficiencies while enhancing the experience they provide to their members.”

About AvMed Health Plans

AvMed Health Plans is Florida’s largest not-for-profit health plan, improving access to health care for members in all major metropolitan areas of the state. AvMed offers fully insured and self-funded products for employer groups throughout Florida; and Medicare plans in Miami-Dade and Broward Counties. Headquartered in Florida, AvMed has offices in Miami, Ft. Lauderdale, Palm Beach, Orlando, Tampa, Gainesville and Jacksonville. For more information, visit www.avmed.org.

SantaFe HealthCare, Inc. is the parent company of three not-for-profit Florida companies: AvMed, Inc., North Central Florida Hospice, Inc., and North Florida Retirement Village, Inc. These companies promote the health and well being of individuals and communities throughout the continuum of life.

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability that use of the Pivotal product line will streamline administrative processes, reduce administrative costs and application and renewal errors, improve member acquisition, retention, market share and member satisfaction, enhance broker effectiveness, improve collaboration and increase profits. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the use of the product suite and deployment of the solution, the risks involved in developing software solutions and integrating them with third-party software and services (such as the customer’s rating engine), and the ability of staff to extract information from the use of Pivotal CRM to meet the implementation goals of the software. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.